UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

CRAY INC.
 (Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 First Avenue South, Suite 600 Seattle, WA	98104-2860
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000
Registrant’s facsimile number, including area code: (206) 701-2500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 10, 2008, we entered into an amendment to our agreement covering Phase III of the Defense Advanced Research Projects Agency’s (“DARPA”) High Productivity Computing Systems program. This amendment incorporates Intel technologies into our development project and establishes later delivery dates, new milestones and new payment dates and amounts.

The overall goal of the DARPA program, which has not changed, is to facilitate the development of the next generation of high productivity computing systems for the national security, research and industrial user communities, with significant improvements in performance, programmability, portability and robustness. Under our agreement, we are to develop a prototype system that demonstrates the functionality required for scaling to multiple sustained petaflops (1,000 trillion floating point operations per second) levels of performance on real applications. Based on our Adaptive Supercomputing vision, our proposed system involves a new hybrid system architecture that combines multiple processor technologies, a new high-performance network and an adaptive software layer into a single integrated system designed to automatically match the most effective processor technology to each application. In addition to the final prototype demonstration, we will also perform a number of technology demonstrations throughout the program to demonstrate progress in key areas that the prototype system is dependent on. We will own the prototype system and will provide our mission partners access to the prototype system for a period of six months following the demonstration of the prototype system pursuant to the last milestone of the DARPA program.

The program is milestone-based. For each milestone, we meet with DARPA and its mission partners and provide information regarding the status of our development efforts to date. Each milestone has specific requirements for information and deliverables that we are to provide and specified minimum exit criteria demonstrating that we are making required progress towards completion of the prototype system. Based on our submissions and presentations at each milestone meeting, DARPA and its mission partners may request that we provide additional or supplemental information. DARPA provides a formal acceptance of each milestone, which is required for us to invoice for the DARPA payment associated with the particular milestone.

Before the recent amendment, we had met three milestones and had received a total of $62,500,000 in payments from DARPA; the following milestones remain, with the final milestone now scheduled for August 2012. The remaining milestones and associated payments are:

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	Minimum Cumulative
	Total
Milestone	Spending	Government Share	Schedule	Event

4	$104,166,667	$25,000,000	Nov-2008	Project Review
5	$145,833,333	$25,000,000	Feb-2009	Project Review
6	$187,500,000	$25,000,000	Sep-2009	Project Review
7	$229,166,667	$25,000,000	Apr-2010	Project Review
8	$270,833,333	$25,000,000	Dec-2010	Project Review
9A	$295,833,333	$15,000,000	Mar-2011	Project Review
9B	$312,500,000	$10,000,000	Aug-2011	Project Review
10	$375,000,001	$37,500,000	Aug-2012	Final Demonstration

Total	$375,000,001	$250,000,000

The Cumulative Total Spending is the sum of the government’s share and our cumulative contribution to Phase III. We report the actual Cumulative Total Spending to DARPA 30 days prior to each scheduled milestone review. If the spending is less than the Minimum Cumulative Total Spending threshold, we are to estimate a date when the spending threshold will be met. Based on this estimate, DARPA may delay the milestone review until after the spending threshold is achieved.

There was no change to the overall commitment by DARPA to deliver up to $250 million to us pursuant to this program, payable over all of the milestones, nor any change in our obligation to spend at least one-third of the total programming spending, including the amounts provided by the DARPA payments. Overall, we anticipate spending in excess of the minimum required amount to complete the program.

The parties mutually may modify the terms of the agreement and, if funding is available and research opportunities reasonably warrant, may extend the term of the agreement. Either DARPA or we may terminate the agreement based on a reasonable determination that the program will not produce beneficial results commensurate with the expenditure of resources. Any such termination must be preceded by consultation between DARPA and us. DARPA’s future financial commitments are subject to subsequent Congressional action, and we are not obligated to continue work on this project beyond the point that DARPA obligates funds to this program. The recent amendment did not change these rights or obligations.

We have met the minimum cumulative total spending requirement for Milestone 4. While we expect to complete Milestone 4 in the fourth quarter of 2008, it is possible that DARPA acceptance of Milestone 4 could be delayed until 2009. In such event, our net research and development expense for the fourth quarter of 2008 would increase by $10 million over the amount currently anticipated, with a similar decrease in net research and development spending reported for the quarter in which the Milestone is accepted.

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This Current Report contains forward-looking statements. There are certain factors that could cause actual results to differ materially from those anticipated by the statements above. See “Risk Factors” in our most recent Quarterly Report on Form 10-Q filed with the SEC.

_________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

November 20, 2008

Cray Inc.
By:	/s/ Kenneth W. Johnson

Kenneth W. Johnson Senior Vice President and General Counsel

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